U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person*

Hirsch                               Henry
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   (Last)                           (First)             (Middle)
c/o Vinings Investment Properties Trust
3111 Paces Mill Road, Suite A-200
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                                    (Street)

Atlanta                                 GA                  30339
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Vinings Investment Properties Trust   (VIPIS)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

June 1998
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [ X ]   Other (specify below)

   Trustee

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7. Individual or Joint/Group Filing (Check applicable line)

   [X ] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount       or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
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
* If the Form is  filed  by more  than one  Reporting  Person,  see  Instruction
  4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                           9.        10.
                                                                                                           Number    Owner-
                                                                                                           of        ship
                    2.                                                                                     Deriv-    of
                    Conver-                    5.                              7.                          ative     Deriv-   11.
                    sion                       Number of                       Title and Amount            Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying      8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities         Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)   of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------   Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)              Amount  ative   at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------              or      Secur-  of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-              Number  ity     Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion                 of      (Instr. (Instr.   (Instr.  (Instr
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title       Shares  5)      4)        4)       4)
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
Option
(Right to Buy)      $4.00    6/9/98    A        6,000        (1)      6/9/08   Shares of   6,000            8,500     (D)
                                                                               Beneficial
                                                                               Interest
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
(1) The options become fully exercisable on June 9, 1999.

                                                                July 10, 1998
---------------------------------------------            -----------------------
               Henry Hirsch                                      Date


**     Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

       Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to ruke 101(b)(4) of Regulatiob S-T.